EXHIBIT 3.1

                            ARTICLES OF INCORPORATION

                                       OF

                           BLACK POINTE HOLDINGS, INC.


     The undersigned, Herbert M. Brugh, a natural person twenty-one years or more of age, acting as incorporator of this corporation under the Nevada Domestic Corporation Laws, adopts the following Articles of Incorporation for such corporation:


                                   ARTICLE I.

     The name of the corporation shall be: BLACK POINTE HOLDINGS, INC..


                                   ARTICLE II.

     The street address of the principal office of the corporation is in Clark County, at the address of 2447 Milcroft Drive, Green Valley, Nevada 89014.


                                  ARTICLE III.

     The purpose for which this corporation is organized is to engage in any lawful activity, both within and outside of the State of Nevada.


                                   ARTICLE IV.

     The authorized capital stock of this corporation shall consist of Twenty Five Million Thousand (25,000,000 shares of a single class of Common Stock. The par value of each share shall be One-Tenth Cent ($0.001). The capital stock of this corporation, after the payment of the subscription price, shall not be subject to assessment to pay the debts of the corporation.


                                   ARTICLE V.

     The members of the governing board of this corporation shall be styled as directors and the number thereof at the inception of this corporation shall be one. The directors need not be shareholders of the corporation, nor residents of the State of Nevada. The name and post office address of the initial directors is the following:

                         Herbert M. Brugh
                         24491 Jeronimo Lane
                         Lake Forest, California 92630

Each director shall be elected annually. Each director shall serve until his successor is duly elected and assumes the position as such director or until he resigns or is lawfully removed. The number of directors may be changed by the affirmative vote of those shareholders holding one-half of the issued and outstanding shares of this corporation.


                                   ARTICLE VI.

     This corporation shall have perpetual existence.


                                  ARTICLE VII.

     The incorporator of this corporation is:

                         Herbert M. Brugh
                         24491 Jeronimo Lane
                         Lake Forest, California 92630

     IN WITNESS WHEREOF, I, the undersigned constituting the sole incorporator, for the purpose of forming this corporation under the laws of the State of Nevada, on this 18th day of January, 1990, hereby make, file and record these Articles of Incorporation, and certify the facts contained herein are true.




                                             /s/ Herbert M. Brugh
                                             --------------------
                                                 Incorporator